[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]



                  Brocker Announces Special Shareholder Meeting
                     to Approve Possible Share Consolidation


Edmonton,  AB - February 7, 2001. Brocker  Technology Group Ltd. (Nasdaq:  BTGL,
TSE: BKI) today announced that the Company has scheduled a Special Shareholder Meeting on Wednesday April 11, 2001 to request approval for a possible one-for-four share consolidation (reverse split). Brocker will not proceed with the consolidation unless absolutely necessary.

The purpose of a share consolidation would be to ensure that Brocker complies with the continued listing requirements of the Nasdaq National Board -- in particular, the requirement to maintain a minimum bid price of US$1.00. Other than share price, Brocker currently meets or surpasses all requirements for continued listing on the Nasdaq National Board. After the share consolidation, the Company expects to meet or surpass all listing requirements.

If the consolidation proceeds, Brocker would have approximately 4.8 million common shares issued and outstanding.

The share consolidation requires approval of Brocker's shareholders by way of a special resolution (two-thirds majority), and is also subject approval from Nasdaq and the Toronto Stock Exchange.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. (http://www.brockergroup.com) is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services. Brocker's e-communications products, collectively called the Enterprise Communication Suite (EC Suite), include Supercession (http://www.supercession.com), e-business transaction processing software; Bloodhound (http://www.bloodhound.co.nz), unified messaging software; and Powerphone, caller ID software that also displays all of the client's transaction history.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz

CORPORATE CONTACT
Brocker Technology Group
Robert Rowell



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Tel: (800) 299-7823
Email: rrowell@brockergroup.com
Web: http://www.brockergroup.com

INVESTOR & MEDIA RELATIONS (U.S.)
Wall Street Investor Relations
Ms. Lisa Arnold
Tel: (301) 907-4092
Email: larnold@wallstreetir.com
Web: http://www.wallstreetir.com